Exhibit 10.21

THIS AGREEMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS AGREEMENT AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

THIS AGREEMENT CERTIFIES THAT in exchange for payment to Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), by holders (each a “Holder” and collectively the “Holders”) in the amounts identified in Exhibit “A” (in the aggregate amount of Eight Million Dollars ($8,000,000.00)) (the “Investment Amount”), the Company hereby issues to Holders the right to certain equity securities, subject to the terms set forth herein. Equity conversions made under this Agreement shall be pro-rata among all Holders based on the Investment Amounts identified in Exhibit A. This Agreement shall constitute a separate agreement between the Company and each Holder. No Holder has any rights under or may enforce or attempt to enforce an Agreement between the Company and any other Holder. Capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement.

1. Equity Issuances. In consideration of receipt of all or a portion of the Investment Amount, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 10.01 and 10.02 of the Merger Agreement, immediately following the Domestication and immediately prior to the Closing (the “Merger Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger, dated December 15, 2021, by and among Founder SPAC, a Cayman Island company, Ravenclaw Merger Sub LLC, a Delaware limited liability company, and the Company (the “Merger Agreement”): (A) the Company will issue to the Holders on a pro rata basis (based on the pro-rata amounts actually advanced by the Holders) such number of equity securities that will entitle the Holders to receive in the aggregate 880,000 Class B Units as a result of the Business Combination; (B) Founder SPAC Sponsor LLC (“Sponsor”) will forfeit 160,000 shares of Class A Common Stock of domesticated Acquiror; (C) Founder SPAC (“Founder”) will issue to the Holders on a pro rata basis (based on the pro-rata amounts actually advanced by the Holders) 160,000 shares of Class A Common Stock of domesticated Acquiror; and (D) this Agreement shall terminate.

2. Partial Termination. In the event the Merger Agreement is terminated pursuant to Section 11.1 thereof or the Merger Closing is not consummated for any reason, the obligations of Sponsor and Founder pursuant to paragraph 1 above shall immediately be null and void and have no further force or effect.

3. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

4. Descriptive Headings. The descriptive headings of the several sections in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5. Notices. All notices given hereunder shall be delivered to the Company at its principal place of business and to Holder at the address below.

6. Amendment, Assignment and Waiver. This Agreement may not be amended or assigned without the prior written consent of Holder and the Company. No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of the Company or Holder shall operate as a waiver of such right, power or remedy or otherwise prejudice such party’s rights, powers or remedies.

7. Equity Holders, Officers and Directors Not Liable. In no event shall any equity holder, officer or director of the Company be liable for any amounts due or payable pursuant to this Agreement.

8. Entire Agreement. This Agreement embodies the entire agreement and understanding between Holder and the Company regarding the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings between Holder and the Company relating to the subject matter of this Agreement.

9. Further Assurances. From time to time after the execution of this Agreement, without further consideration, Holders, the Company, Founder and Sponsor shall execute and deliver all such other instruments and shall take all such other actions as may reasonably be necessary to more effect carry out the provisions of this Agreement.

10. Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with U.S. federal ESIGN Act of 2000, e.g. www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by its duly authorized officers and dated as of the date above.

RUBICON TECHNOLOGIES, LLC

By:	/s/ Nathaniel R. Morris
	Name:	Nathaniel R. Morris
	Title:	Chief Executive Officer

FOUNDER SPAC, solely for purposes of carrying out the provisions of Section 1(C) of this Agreement

By:	/s/ Osman Ahmed
	Name:	Osman Ahmed
	Title:	Chief Executive Officer

FOUNDER SPAC SPONSOR LLC, solely for purposes of carrying out the provisions of Section 1(B) of this Agreement

By	/s/ Manpreet Singh
	Name:	Manpreet Singh
	Title:	Managing Member

ACCEPTED AND AGREED:

MBI HOLDINGS LP

By:	/s/ Jose Miguel Enrich
Name:	Jose Miguel Enrick
Title:	President

David Manuel Gutiérrez Muguerza

By:	/s/ David Manuel Gutiérrez Muguerza
Name:	David Manuel Gutiérrez Muguerza

Raul Manuel Gutiérrez Muguerza

By:	/s/ Raul Manuel Gutiérrez Muguerza
Name:	Raul Manuel Gutiérrez Muguerza

Sergio Manuel Gutiérrez Muguerza

By:	/s/ Sergio Manuel Gutiérrez Muguerza
Name:	Sergio Manuel Gutiérrez Muguerza

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